Exhibit 10.15

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of September 26, 2010 by and between TopSpin Medical, Inc. (the “Company”) a corporation incorporated under the laws of the State of Delaware with its address at 5, Ha’Maapilim st. Kfar Shmaryahoo, Israel and Medgenesis Partners Ltd. (the “Lender”), a corporation incorporated under the laws of the state of Israel with its address at 25 Lechi St., Bnei Brak, Israel.

WHEREAS, the Company’s securities are publicly traded on the Tel Aviv Stock Exchange (the “TASE”); and

WHEREAS, Dr. Ascher Shmulewitz, the controlling shareholder in the Lender, is a current shareholder of the Company; and

WHEREAS, the Parties have previously concluded a loan agreement dated April 29, 2010; and

WHEREAS, the Company requires infusion of emergency funds for certain dedicated uses including the completion of the Chapter 11 process it has commenced, and Lender has consented to provide the Company a loan subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, the Lender and the Company hereby agree as follows:

1.
Termination of the Letter of Guarantee. Provided this Agreement is approved by the Bankruptcy Court (as defined below) and the amount set forth in section 2.3 (below) are funded, the Company hereby cancels and returns with thanks to Dr. Ascher Shmulewitz the letter of guarantee he signed in favor of the Company on July 29, 2010 and represents that it had not and shall not make any claim against Dr. Shmulewitz with respect to this letter of guarantee. This Section 1 shall be deemed an agreement benefiting Dr. Shmulewitz as a third party.

2.
The Principal & Permitted Uses. The Lender hereby agrees to provide a loan to the Company, upon the terms and subject to the conditions hereunder, in an amount of up to US $200,000, (the "Principal") to be paid to the Company according to the following payment schedule and for use by the Company solely for the permitted uses set out hereinbelow and no other uses shall be allowed without the prior written consent of the Lender:

2.1	US $13,400 was paid to the Company on September 20, 2010 on account of the Principal to be used for on-going expenses of the Company.
2.2
US $53,000 to be paid within 3 business days after court approval as set out in Section 7 below, to be used for on-going expenses of the Company including all actions needed in order to comply with the Chapter 11 process and including payment of all expenses and costs incurred to date or to be incurred by the Lender with respect to the transactions with the Company (including this Loan) which have not been previously paid by the Company or otherwise dealt with by the Company under the Plan (“Lender Outstanding Expenses”). Lender Outstanding Expenses that become due shall be off-set from any Principal due to the Company including the payment set out in this Section 2.2.

2.3
US $90,471, to be paid 3 business days before the Company is required to pay the un-secured claims according to the Amended Plan (as defined below) after approval of the Amended Plan by the Bankruptcy Court and the receipt of all needed regulatory approvals.

2.4	Any remaining amount to be provided upon written request signed by the Chairman of the Board of the Company and provided the Lender approves the use of such amount for the purposes requested.

3.
Interest. The outstanding Principal shall bear interest (the “Interest”) at an annual rate of four percent (4%) from the date it was paid to the Company. The Principal plus accrued Interest shall be defined herein as the “Debt Amount”. VAT on the Interest amount shall be added according to applicable laws, and any applicable withholding rules shall be applied.

In the event that the Debt Amount is not repaid on the Maturity Date (as defined below), then the interest, on the outstanding Debt Amount shall be at a rate of twelve percent (12%) per year, for the actual number of days elapsed from the Maturity Date until the Lender receives payment of the full Debt Amount.

4.
Maturity Event & Repayment. The Company and the Lender agree that unless otherwise set out in the Amended Plan (as defined below) (provided the Amended Plan is confirmed and goes effective prior to a Maturity Event, as defined below), the outstanding Debt Amount shall be immediately repaid in full, prior to any repayment to any third party, upon the first to occur of the following events (the "Maturity Event"):

4.1
on the 90th day following the date hereof, only if the effective date of the Amended Plan has not occurred within 90 days of the date hereof, including receipt of any needed approvals and registrations from any relevant authority (including the SEC, Israel Securities Authority and TASE – if required) unless such deadline is extended by agreement of the Company and the Lender;

4.2
Upon failure of the Chapter 11 process, either by conversion or dismissal of the Company’s chapter 11 case, or the Company failing to take the needed actions, receive the needed consents or abandons or discontinues the Chapter 11 process;

4.3
Upon an “Event of Default” defined herein as the occurrence of any one or more of the following events (excluding the Chapter 11 proceedings):  (i) The commencement of any liquidation proceedings of the Company or the adoption of a winding up resolution by the Company, or the appointment of a receiver or trustee over the whole of the Company's assets; or (b) The levy of an attachment or the institution of execution proceedings against the whole or a substantial part of Company's assets; or (c) the breach by the Company of any material covenant or material term of this Agreement, provided such breach is not cured within 5 business days after written notice of such breach is received by the Company.

5.	No Pre-payment. The Debt Amount (or any part thereof) may not be prepaid prior to the Maturity Event, without the prior written consent of the Lender.

6.
Chapter 11. The Company undertakes to continue the proceedings seeking relief under the provisions of Chapter 11 of Title 11, United States Code (the "Chapter 11"), by which the Company applies to the US Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to authorize approval of transactions and all other actions required according to the Plan as filed (“Plan”) as amended by an amended plan to be prepared by the Company and approved by the Lender in writing  prior to any filing (“Amended Plan”).

7.
This Loan is subject to court approval under the Chapter 11 proceedings. The Company shall seek such approval as soon as practical. The Lender is not required to transfer sums before court approval and if it does so it shall be deemed as amounts provided on account of the Principal, or otherwise as agreed between the Parties if the court does not approve this Loan Agreement.

8.
Covenants. The Company hereby covenants in favor of the Lender that until the full repayment of the Debt Amount (or as otherwise set out in the Plan and the Supplement) the Company shall not, without obtaining the prior written approval of the Lender use any part of the Principal for uses other than the permitted uses. The Company undertakes to efficiently fulfill its obligations under this Agreement as time is of the essence in this Agreement.

The Company shall consult with the Lender and update the Lender on an ongoing real time basis, in particular concerning the Chapter 11 process. Lender shall have the right to be present in all working sessions and in all meetings of the board of directors of the Company.

9.
Lender may, at its discretion, transfer or assign to any third party any right or obligation under this Agreement, without need for the consent of the Company. The Company may not transfer or assign to any third party any right or obligation under this Agreement, except with the  prior written consent of the Lender.

10.
The exclusive law of this Agreement is the law of the State of Israel (regardless of “choice of laws” rules therein). The parties hereby irrevocably submit to the jurisdiction of the courts in the city of Haifa, Israel, in respect of any dispute or matter arising out of or connected with this Agreement.

11.
Any notice sent by one party to the other by registered mail to the address heading the Agreement, or to an address provided by one party to the other from time to time - will be deemed to have been received on the 4th business day after the day of mailing. Fax and e-mail messages will be deemed to have been received on the business day following the day of transmission.

12.
The failure or delay of either party to require the performance of any term under this Agreement, or the waiver by either party of any breach under this Agreement, shall not prevent subsequent enforcement of such terms, nor be deemed a waiver of any subsequent or prolonged breach.

13.
Nothing in this Agreement shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

IN WITNESS WHEREOF, this Agreement has been duly executed on the date herein above set forth.

/s/ Zvi Linkovsky TopSpin Medical, Inc.	/s/ Asher Shmulwitz Medgenesis Partners Ltd.